            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Citicorp Life Insurance Company:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the statement of additional information. Our report on the statutory financial statements of the First Citicorp Life Insurance Company dated April 27, 2005 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from accounting principles generally accepted in the United States of America. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
Hartford, Connecticut
April 25, 2006